Exhibit 2.1
ARTICLES OF CONVERSION
CONVERTING
AMERICOLD REALTY TRUST,
A MARYLAND REAL ESTATE INVESTMENT TRUST
TO
AMERICOLD REALTY TRUST, INC.,
A MARYLAND CORPORATION
(In compliance with Section 8-703 of the Maryland REIT Law and Section 3-903 of the Maryland General Corporation Law)
THIS IS TO CERTIFY THAT:
FIRST: Americold Realty Trust is a Maryland real estate investment trust formed on December 27, 2002 (the “Company”) and, by virtue of these Articles of Conversion and the Articles of Incorporation filed for record herewith, is converting (the “Conversion”) to Americold Realty Trust, Inc., a corporation formed under the general laws of the State of Maryland (the “Converted Company”), on the terms and conditions set forth herein.
SECOND: Upon the completion of the Conversion in accordance with the Maryland General Corporation Law and the Maryland REIT Law, the Converted Company shall, for all purposes of the laws of the State of Maryland, continue as the same entity as the Company, and the Conversion will have the effects set forth herein and in the Maryland General Corporation Law and the Maryland REIT Law. Upon the completion of the Conversion:
a)Each outstanding common share of beneficial interest in the Company, $.01 par value per share (the “Company Common Shares”), shall, without any action on the part of the holder thereof, be converted into and exchanged for one share of common stock of the Converted Company, $.01 par value per share.
b)No shares of beneficial interest in the Company of any class or series other than Company Common Shares are issued or outstanding.
THIRD: The terms and conditions of the Conversion were advised, authorized and approved by the Company in the manner and by the vote required by the laws of the State of Maryland and the declaration of trust and the bylaws of the Company. The Conversion has been approved in accordance with the provisions of Subtitle 7 of Title 8 of the Maryland REIT Law and Subtitle 9 of Title 3 of the Maryland General Corporation Law.
FOURTH: These Articles of Conversion shall become effective upon the acceptance for record by the State Department of Assessments and Taxation of Maryland of these Articles of Conversion.
FIFTH: The undersigned acknowledges these Articles of Conversion to be the act and deed of the Company and, further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts relating to the Company are true in all material respects and that this statement is made under the penalties of perjury.
[Signature Page Follows]

IN WITNESS WHEREOF, these Articles of Conversion have been duly executed and attested on behalf of the Company as of the 25th day of May, 2022.

AMERICOLD REALTY TRUST

By: /s/ George F. Chappelle Jr.
Name: George F. Chappelle Jr.
Title: Chief Executive Officer
Attest:

By: /s/ James C. Snyder, Jr.
Name: James C. Snyder, Jr.
Title: Executive Vice President, Chief Legal Officer and Secretary